Code of Ethics

January 2015

This Code of Ethics (“Code”) has been adopted by Navellier & Associates, Inc. (“Navellier”), acting as an investment adviser to privately managed accounts and funds, in compliance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940, to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of Navellier may abuse their fiduciary duties to funds or clients and to deal with other types of conflict of interest situations.

STATEMENT OF GENERAL PRINCIPLES

This Code is adopted in recognition of the undivided loyalty we owe to our clients and the general fiduciary pr rinciples that govern personal investment activities of all individuals associated with Navellier.

Navellier and all individuals associated with clients and have an affirmative duty of care, clients. As part our fiduciary duty to clients, confidential.

Navellier holds a relationship of trust and confidence with our loyalty, honesty, and good faith to act in the best interest of our the identity of security holdings and financial circumstances is

It is the duty of all individuals associated with Navellier to at all times place the interests of Navellier’s managed account clients, mutual funds, and mutual fund shareholders (individually “Client”; together “Clients”) first. Priority must be given to Clients’ trades over personal securities trades.

Individuals are prohibited from trading on the basis of material non-public information as defined by federal courts and the SEC in interpreting Rule 10b-5 under the Securities Exchange Act of 1934.

Individuals are also prohibited from trading in their personal accounts before trades in a Portfolio under Navellier management for the same security (“front-running”).

All personal securities transactions, including transactions in Navellier’s mutual funds (including sub-advised funds) must be conducted consistent with this Code and in such a manner as to avoid any actual or po otential conflict of interest or any abuse of an individual’s position of trust and responsibility.

Individuals should not take advantage of their positions with Navellier.

TABLE OF CONTENTS
STATEMENT OF GENERAL PRINCIPLES	i
1. GENERAL RULES AND PROHIBITIONS	1
2. DEFINITIONS	1
Access Person	1
Advisory Person	1
Beneficial Interest	1
Blind Trust	2
Discretionary Accounts	2
Board of Directors	2
Compliance Department	2
Covered Associate	2
Day	2
For his or her own account	2
Immediate Family	2
Investment Company	2
Investment Personnel	2
Related Issuer	2
Reportable Funds	2
Security	2
Supervised Person	3
3. REQUIRED COMPLIANCE PROCEDURES	3
3.1 Pre-clearance of Securities Transactions by Access Persons	3
3.2 Post-Trade Monitoring of Pre-cleared Transactions	4
3.3 Transaction Reports	4
3.4 Disclosure of Personal Holdings	4
3.5 Certification of Compliance with Code of Ethics	5
4. RESTRICTIONS AND DISCLOSURE REQUIREMENTS	5
4.1 Initial Public Offerings	5
4.2 Private Placements	5
4.3 Blackout Periods	6
4.4 Same Day Price Switch	7
4.5 Conflict of Interests	8
4.6 Gifts and Entertainment	8
4.7 Political Contributions	9
4.8 Service as Director of Publicly Traded Companies	9
4.9 Insider Trading - Prevention of Misuse of Material Non-Public Information	9
5. PROCEDURES WITH REGARD TO DISSEMINATION OF INFORMATION	10
5.1 Portfolio Activities	10
5.2 Marketing and Promotional Activities	10

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6. CONFIDENTIALITY	10
7. REPORTING VIOLATIONS	11
8. COMPLIANCE DEPARTMENT	11
9. ANNUAL REPORT TO BOARD OF DIRECTORS	11
10. IMPLEMENTATION	12
9.1 Forms	12
9.2 Exceptions	12
EXHIBIT 1: NAVELLIER PERSONAL TRADING PRE-CLEARANCE FORM	13
EXHIBIT 2: CERTIFICATION: DISCRETIONARY BROKERAGE ACCOUNTS	14
EXHIBIT 3: CERTIFICATION OF NAVELLIER CODE OF ETHICS & COMPLIANCE POLICIES & PROCEDURES
MANUAL	15
EXHIBIT 4: PORTFOLIO CONSULTANT QUARTERLY CERTIFICATION OF ADHERENCE TO GENERAL PRINCIPLES
OF NAVELLIER’S CODE OF ETHICS	16

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1. GENERAL RULES AND PROHIBITIONS

All Access Persons and all Supervised Persons are required to comply with all federal and state securities laws.

No individual associated with Navellier in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by Clients, shall:

§	Employ any device, scheme, or artifice to defraud such Clients;
§	Make any untrue statement of a material fact to Clients or omit to state to Clients a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading;
§	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Clients;
§	Engage in any manipulative practice with respect to Clients;
§	Engage in any transaction in a security while in possession of material non-public information regarding the security or the issuer of the security;
§	Engage in any transaction intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading; or
§	Engage in any act or practice that enriches the employee to the detriment of any Client.

2. DEFINITIONS

The following words have the following meanings regardless of whether such terms are capitalized or not in this Code:

Access Person: All employees and all non-employees (e.g., independent contractors) who have access to information about existing holdings in managed accounts or Reportable Funds. Navellier considers all employees Access Persons.

Advisory Person: Any employee of Navellier (or of any company in a control relationship to Navellier) who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of a security by any Client Portfolio or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Beneficial Interest: A person has a beneficial interest in an account in which he or she may profit or share in the profit from transactions. Without limiting the foregoing, a person has a beneficial interest when the securities in the account are held:

a)	in his or her name;
b)	in the name of any of his or her Immediate Family;
c)	in his or her name as trustee for himself or herself or for his or her Immediate Family;
d)	in a trust in which he or she has a beneficial interest or is the settlor with a power to revoke;
e)	by another person and he or she has a contract or an understanding with such person that the securities held in that person’s name are for his or her benefit;
f)	in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights;
g)	by a partnership of which he or she is a member;

h)	by a corporation which he or she uses as a personal trading medium;
i)	by a holding company which he or she controls; or
j)	any other relationship in which a person would have beneficial ownership under Section 16 of the Securities Exchange Act of 1934 and the rules and regulations there under, except that the determination of direct or indirect beneficial interest shall apply to all securities which an Access Person has or acquires.

Any person who wishes to disclaim a beneficial interest in any securities must submit a written request to the Compliance Department explaining the reasons. Any disclaimers granted by the Compliance Department must be made in writing. Without limiting the foregoing, if a disclaimer is granted to any person with respect to shares held by a member or members of his or her Immediate Family, the provisions of this Code of Ethics applicable to such person shall not apply to any member or members of his or her Immediate Family for which such disclaimer was granted.

Blind Trust: A trust in which an Access Person or employee has a beneficial interest or is the settlor with a power to revoke, with respect to which the Compliance Department has determined that such Access Person or employee has no direct or indirect influence or control and no knowledge of transactions therein, provided, however that direct or indirect influence or control of such trust is held by a person or entity not associated with Adviser or any affiliate of Navellier and not a relative of such Access Person or employee.

Discretionary Accounts: Accounts where an employee has hired another adviser or broker to manage the purchase and sale of securities on a discretionary basis, without any pre-approval requirement from the employee.

Board of Directors: Members of the Board of Directors of Navellier & Associates, Inc.

Compliance Department: Navellier’s Compliance Department.

Covered Associate: Any employee or non-employee (e.g., independent contractors) that is a general partner, management member, executive officer, or other individual with similar status or any employee or non-employee who solicits government entities for Navellier and any person who supervises, directly or indirectly, such employees.

Day: A calendar day.

For his or her own account: Transactions in securities held in an individual’s own name or for any account in which he or she has a beneficial interest.

Immediate Family: Any of the following relatives sharing the same household with an individual: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships.

Investment Company: Each registered investment company and series thereof for which Navellier is the investment adviser.

Investment Personnel: Any Access Person who, in connection with his or her regular functions or duties, provides information and advice to Clients or who helps execute Navellier’s decisions.

Related Issuer: An issuer to which an Investment Personnel or his or her Immediate Family: (i) has a business relationship with such issuer or any promoter, underwriter, officer, director, or employee of such issuer; or (ii) is related to any officer, director, or employee of such issuer.

Reportable Funds: Investment companies (e.g., mutual funds, annuities, etc.) or other entities formed for the purpose of securities management (e.g., hedge funds) and managed by Navellier or affiliated companies.

Security: Any option, stock, or option thereon, exchange traded fund (“ETF”) or option thereon, master limited partnerships (“MLPs”), limited partnerships (“LPs”), real estate investment trusts (“REITs”), instrument, bond, debenture, pre-organization certificate, investment contract, any other interest commonly known as a security, and any security or instrument related to, but not necessarily the same as, those held or to be acquired by a Portfolio;

provided, however that the following shall not be considered a “security”: securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies, commodities, futures, and options on futures.

Supervised Person: All partners, officers, directors, and employees and anyone that provides advice on behalf of Navellier and is under Navellier’s supervision and control.

3. REQUIRED COMPLIANCE PROCEDURES

3.1	Pre-clearance of Securities Transactions by Access Persons
a)	Every Access Person and member of his or her Immediate Family (except as described in 3.5(b) below) must obtain prior approval from the Compliance Department before executing any personal securities transaction for his or her own account (see Exhibit 1). Members of the Compliance Department may not approve their own personal securities transactions. Before executing any such transaction, the Compliance Department shall determine that:
	(i)	No Client has a pending “buy” or “sell” order in that security;
	(ii)	The security does not appear on any “restricted” list of Navellier; and
	(iii)	Such transaction is not short selling or option trading that is economically opposite any pending transaction for any Client.
b)	The following securities are exempt from preclearance requirements:
	(i)	Securities transactions effected in any account over which such employee has no direct or
		indirect	influence or control, including blind trusts and Discretionary Accounts:
		a.	Discretionary Accounts holders must sign an annual Certificate, signed by the employee and their broker, affirming that for the period under review, the employee did not place or influence any trade orders;
		b.	The Discretionary Account Certificate must be submitted to the Compliance Department annually (see Exhibit 2);
		c.	The Compliance Department will review all Discretionary Accounts for suspicious trading activity which, if found, will require the employee to obtain pre-clearance of securities transactions pursuant to this section.
	(ii)	The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;
	(iii)	The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;
	(iv)	Repurchase agreements;
	(v)	Options on the Standard & Poor’s 500 Composite Stock Price Index
	(vi)	ETFs listed on the Navellier’s ETF Exemption List; and
	(vii)	Other securities that may from time to time be so designated in writing by the Compliance Department.

c)	Obtaining pre-clearance approval does not constitute a waiver of any prohibitions, restrictions, or disclosure requirements in this Code of Ethics.
d)	Pre-clearance of personal securities transactions are limited to trades executed no later than 48 hours after approval by the Compliance Department.
3.2	Post-Trade Monitoring of Pre-cleared Transactions

After the Compliance Department has granted pre-clearance to an Access Person or member of his or her Immediate Family with respect to any personal securities transaction, the investment activity of such Access Person and member of his or her Immediate Family shall be monitored by the Compliance Department to ascertain that such activity conforms to the pre-clearance so granted and the provisions of this Code. Investment activity of members of the Compliance Department will be reviewed by another member of the department besides themselves.

3.3	Transaction Reports
a)	Every Access Person shall submit a Transaction Report no later than 30 days following the close of each calendar quarter. The Transaction Report may consist of brokerage, bank, or adviser statements and shall, for each securities transaction (including transactions in Reportable Funds) state the following:
	(i)	whether the transaction was a buy or a sell;
	(ii)	type of security;
	(iii)	trade date;
	(iv)	number of shares;
	(v)	security name;
	(vi)	ticker symbol;
	(vii)	price;
	(viii)	total transaction amount;
	(ix)	name of the broker, dealer, or bank with or through whom the transaction was effected; and
	(x)	date the report is submitted.
b)	Unless otherwise required or requested by the Compliance Department, the following securities transactions do not need to be included in the Transaction Report:
	(i)	The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;
	(ii)	The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;
	(iii)	Repurchase agreements;
	(iv)	Transactions effected through an automatic investment plan (e.g., 401k plan investment allocations made from salary reductions or employer contributions) provided that automatic transactions that allow the Access Person to time trades against Client trades or to act on newly discovered confidential information or that override the pre-set schedule or allocations of the plan must be included in the Transactions Report; and
	(v)	Other securities that may from time to time be so designated in writing by the Compliance Department.
3.4	Disclosure of Personal Holdings

All Access Persons are required to submit to the Compliance Department a Personal Holdings Report, which shall include all securities holdings, including Reportable Funds, and those of their Immediate Family. The Personal Holdings Report is due upon commencement of employment or within 10 days from, and must be current no more than 45 days prior to, the date the employee becomes an Access Person; and, thereafter no later than 30 days following the close of each calendar year, and must be current no more than 45 days prior to the date submitted. The Personal Holdings Report may consist of brokerage, bank, or advisor statements, and shall, for each securities transaction (including transactions in Reportable Funds) contain the following information:

(i)	name and ticker symbol of the security;
(ii)	type of security;
(iii)	number of shares and principal amount;
(iv)	name of the brokers, dealers, or banks in which any securities are held; and
(v)	date the report is submitted.
3.5	Certification of Compliance with Code of Ethics
	a)	All Access Persons are required to certify annually in writing that they have (see Exhibit 3):
(i) Read and understand the Code of Ethics and recognize that they are subject thereto;
(ii) Complied with the requirements of the Code;
(iii) Disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code;
(iv) With respect to any blind trusts in which such person has a beneficial interest, that such person has no direct or indirect influence or control and no knowledge of any transactions therein;
(v) Disclosed or reported to the Compliance Department all discretionary accounts; and
(vi) Disclosed or reported to the Compliance Department all known violations or apparent violations of this Code by any employee of Navellier.
	b)	In lieu of the above required compliance procedures, Access Persons (e.g., independent contractors) with limited access to information about existing holdings in managed accounts or Reportable Funds (i.e., independent contractor provides Navellier with the model portfolio used to manage select managed accounts or Reportable Funds and does not have access to Navellier’s reserach), must provide Navellier with periodic certification that they are not engaging in personal securities transactions that violate the general principles of Navellier’s Code of Ethics (see Exhibit 4).
4.	RESTRICTIONS AND DISCLOSURE REQUIREMENTS
	4.1	Initial Public Offerings
	All	Access Persons and members of their Immediate Family are prohibited from acquiring any securities in an
	initial	public offering in order to preclude any possibility of their profiting improperly from their positions with
Navellier.
	4.2	Private Placements
	a)	No Access Person or member of his or her Immediate Family may acquire any securities in private placements without prior written approval by the Compliance Department.
	b)	Prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to an individual by virtue of his or her position or relationship to Navellier.

c)	An Access Person who has (or a member of whose Immediate Family has) acquired securities in a private placement is required to disclose such investment to the Compliance Department when such Investment Personnel plays a part in any subsequent consideration of an investment in the issuer for a Client. In any such circumstances, the decision to purchase securities of the issuer for a Client is subject to an independent review by Investment Personnel with no personal interest in the issuer. Such independent review shall be made in writing and furnished to the Compliance Department.
4.3	Blackout Periods
a)	No Access Person or member of his or her Immediate Family may execute a securities transaction on a day during which Navellier or any Investment Company has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn; provided, however, that this prohibition shall not apply to an Access Person for de minimus transactions (e.g., transactions involving a relatively small number of shares of a company with a large market capitalization and high average daily trading volume).
b)	No Portfolio Manager or member of his or her Immediate Family may buy or sell a security for his or her own account within seven (7) days before or after a portfolio that he or she manages trades in that security; provided, however, that this prohibition shall not apply to:
	(i)	Securities transactions effected in any account over which such employee has no direct or indirect influence or control, including blind trusts;
	(ii)	Securities transactions that are non-volitional on the part of either the Access Person or the managed accounts;
	(iii)	Securities transactions where neither the Portfolio Manager nor his or her Immediate Family knows of the transaction before it is completed;
	(iv)	The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;
	(v)	The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue and sales of such rights so acquired;
	(vi)	Repurchase agreements;
	(vii)	Options on the Standard & Poor’s 500 Composite Stock Price Index;
	(viii)	ETFs listed on the Adviser’s ETF Exemption List; and
	(ix)	Other securities that may from time to time be so designated in writing by the Compliance Department.
c)	Any profits on trades within the proscribed periods shall be disgorged to the Clients.
d)	The foregoing blackout periods should not operate to the detriment of any Client. Without limiting the scope or meaning of this statement, the following procedure is to be implemented under extraordinary situations:
	(i)	If a Portfolio Manager of a portfolio or member of his or her Immediate Family has executed a transaction in a security for his or her own account and within seven (7) days thereafter such security is considered for purchase or sale by such portfolio, the Portfolio Manager shall submit a written memorandum to the Compliance Department prior to the entering of the purchase or sale order for the managed accounts. Such memorandum shall describe the circumstances underlying the consideration of such transaction for the managed accounts.

	(ii)	Based on such memorandum and other factors it deems relevant under the specific circumstances, the Compliance Department shall have authority to determine that the prior transaction by the Portfolio Manager or member of his or her Immediate Family for his or her own account shall not be considered a violation of the provisions of paragraph (b) of this section.
	(iii)	The Compliance Department shall make a written record of any determination made under paragraph (d)(ii) of this section, including the reasons therefore. The Compliance Department shall maintain records of any such memoranda and determinations.
4.4	Same Day Price Switch
a)	If any Access Person or member of his or her Immediate Family purchases a security (other than a fixed income security) for his or her own account and subsequently a Portfolio purchases the same security during the same day, then, to the extent that the price paid per share by the Client for such purchase is less favorable than the price paid per share by such employee, the Client shall have the benefit of the more favorable price per share.
b)	If any such Access Person or member of his or her Immediate Family sells a security for his or her own account and subsequently a Portfolio sells the same security during the same day, then, to the extent that the price per share received by the Client for such sale is less favorable than the price per share received by the employee, the Client shall have the benefit of the more favorable price per share.
c)	An amount of money necessary to effectuate the price adjustment shall be transferred from the account of the Access Person, subject to the price adjustment policies, to the affected Clients. The price adjustment shall be limited to the number of shares purchased or sold by the Access Person or the number of shares purchased or sold by the Client, whichever is smaller.
d)	Notwithstanding the foregoing, price switching shall not apply to:
	(i)	Securities transactions effected in any account over which such Access Person has no direct or indirect influence or control, including blind trusts;
	(ii)	Securities transactions that are non-volitional on the part of either the Access Person or the managed accounts;
	(iii)	Securities transactions where neither the Access Person nor his or her Immediate Family knows of the transaction before it is completed;
	(iv)	The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;
	(v)	The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;
	(vi)	Repurchase agreements;
	(vii)	Options on the Standard & Poor’s 500 Composite Stock Price Index;
	(viii)	ETFs listed on the Adviser’s ETF Exemption List; or
	(ix)	Other securities that may from time to time be so designated in writing by the Compliance Department.

4.5 Conflict of Interests

All Access Persons have an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of our Clients. This can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that arises with respect to any Client. Conflicts can include, but are not limited to:

a)	Conflicts among Clients’ interests (i.e., favoring one client over another): Navellier prohibits inappropriate favoritism of one Client over another Client that would result in a breach of fiduciary duty. Navellier’s trade allocation policies prohibit the consideration of compensation, size, or other benefits when allocating trades among participating Client accounts or investment products. The full trade allocation policy can be reviewed in the Trading section of the “Navellier & Associates, Inc.
Policies and Procedures Manual.”
b)	Competing with Client trades: Access Persons are prohibited from profiting personally, directly or indirectly, as a result of using knowledge about pending transactions.
c)	Personal interest or benefit for an investment transaction: Investment Personnel are required to disclose any material beneficial ownership, business or personal relationship, or other material interest in an issuer or its affiliates that the Investment Personnel intends to recommend or implement in any Client accounts.
d)	Referrals/brokerage: Access Persons are required to act in the best interest of Clients regarding execution and strictly adhere to Navellier’s policies and procedures regarding brokerage, including allocation, best execution, soft dollars, and directed brokerage. The full policies can be reviewed in the
Best Execution, Directed Brokerage, Soft Dollars, and Trading sections of the “Navellier & Associates, Inc. Policies and Procedures Manual.”
e)	Access Persons must disclose any personal interest that might present a conflict of interest or harm the reputation of Navellier.
4.6	Gifts and Entertainment
A	conflict of interest exists when the personal interests of employees interfere or could potentially interfere with their responsibilities to Navellier and its Clients. Access Persons are reminded that certain laws or rules in various jurisdictions may prohibit or limit gifts or entertainment extended to public officials. Access Persons should not give or accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel obliged to a person or firm. This general principle applies in addition to the more specific guidelines below.

a)	Gifts: All Access Persons are prohibited from receiving any gift, service, or other thing of more than $100 value from any person or entity that does business with or on behalf of Navellier. All Access Persons are prohibited from giving any gift of more than $100 to existing Clients, prospective clients, or any entity that does business with or on behalf of Navellier. Exceptions to the $100 limitation may be granted by the Chief Compliance Officer.
	(i)	All gifts must be reported in writing to the Compliance Department no more than 30 days after the end of each calendar quarter.
b)	Cash: Access Persons are prohibited from giving or accepting cash gifts or cash equivalents to or from a
	Client,	prospective client, or any entity that does business with or on behalf of Navellier.
c)	Entertainment: Access Persons are prohibited from providing or accepting extravagant or excessive entertainment to or from a Client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Navellier. Access Persons may provide or accept a business entertainment
	event,	such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

4.7 Political Contributions

In accordance with Rule 206(4)-5, Navellier has adopted policies and procedures regarding political contributions by Navellier and Covered Associates. The full policy can be reviewed in the Political Contributions section of the “Navellier & Associates Inc. Policies and Procedures Manual.” Navellier and Covered Associates are limited in making contributions per election (primary and general elections are considered separate elections) to officials of government entities where Navellier provides or is seeking to provide investment advisory services: up to $350 to an elected official or candidate for whom the individual is entitled to vote and up to $150 to an elected official or candidate for whom the individual is not entitled to vote. The policy also prohibits Covered Associates from coordinating or soliciting any person or political action committee (“PAC”) of a state or locality where Navellier provides or is seeking to provide investment advisory services.

a)	The following actions are required of all Covered Associates:
	(i)	Submission of a quarterly Political Contributions Report no later than 15 days after the close of each calendar quarter of any political contributions made in the period or payments to state or local political parties or PACs.
	(ii)	Annual certification that the Covered Associate has reported all political contributions (see Exhibit 3).
	(iii)	Annual certification that the Covered Associate has reported all coordination or solicitations of any person or PAC to make a contribution to officials of government entities or a contribution to a state or local political party.
	(iv)	Annual certification that the Covered Associate has not done any acts indirectly that would violate the policy if done directly.
b)	The Political Contributions Report is due upon commencement of employment or within 10 days from the date the employee becomes a Covered Associate; and, thereafter no later than 15 days following the close of each calendar quarter.
4.8	Service as Director of Publicly Traded Companies

Investment Personnel are prohibited from serving on the Boards of Directors of publicly traded companies, absent prior authorization of the Compliance Department, based upon the determination that such board service would not be inconsistent with the interests of the Clients.

4.9 Insider Trading - Prevention of Misuse of Material Non-Public Information

In accordance with Section 204A of the Investment Advisers Act of 1940 and the rules and regulations there under, the following procedures are adopted to prevent the misuse of material non-public information.

a)	Access Persons are prohibited from trading on material non-public information as defined by federal courts and the SEC interpreting Rule 10b-5 under the Securities Exchange Act of 1934 for their personal accounts or on behalf of Clients. Neither will Access Persons disclose such information to anyone other than legal counsel. The full policy can be reviewed in the Insider Trading section of the “Navellier & Associates, Inc.
Policies and Manual.”
	(i)	“Material non-public information” is any information: (i) about a company, or (ii) the market for the company's securities, (iii) which has come directly or indirectly from the company or from an outsider to the company in a position to influence the market for the securities of the company, (iv) which has not been disclosed generally to the marketplace, (v) the dissemination of which is likely to affect the market price of any of the company's securities or is likely to be considered important by a reasonable investor in determining whether to trade in such securities.
	(ii)	“Material information” is generally defined as information in which there is a substantial likelihood that a reasonable investor would consider important in making his or her investment decisions, or information that is reasonably certain to have an effect on the price of a company's securities. Employees should assume that information is “material” if it relates to such matters as dividend increases or decreases, earnings estimates, significant expansion or curtailment of operations, significant increase or decline in orders for products of the company, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary management changes, or the purchase or sale of substantial assets.
Material information can, of course, come directly from the company or its affiliates, professional advisers, or others associated with the company who may be considered “insiders” (“inside information”). However, it can also come from a complete outsider to the company who is in a position to affect the market price of the securities of the company (“market information”). For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates when reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not.
	(iii)	“Non-Public information” is information about a company that is known to a select number of people and has not been disclosed to the public generally. An employee should consider material information to be non-public unless he or she can identify the manner in which the information has been made public; for example, it’s being announced on the broad tape, contained in a report filed with the SEC, or published in a trade journal or a widely circulated newspaper.
b)	Access Persons must disclose all business, financial, or personal relationships that may result in access to
	material,	non-public information.
c)	Access Persons are reminded that the prevention of misuse of material non-public information not only relates to securities but also to Navellier’s securities recommendations and Client securities holdings and transactions. Access Persons are prohibited from disclosing to persons outside Navellier any material non- public information about any client, the securities investments made by Navellier on behalf of a Client, information about contemplated securities transactions, or information regarding Navellier’s trading
strategies,	except as required to effectuate securities transactions on behalf of a Client or for other
legitimate	business purposes. Employees are reminded to review the Privacy section of the “Navellier &
Associates,	Inc. Policies and Procedures Manual” and in the “Navellier & Associates, Inc. Privacy Policy.”
d)	Insider trading violations can result in both regulatory sanctions and disciplinary actions by Navellier,
including	termination. Regulatory sanctions under federal and state law can include censure, civil
injunctions,	permanent bars from employment in the security industry, civil penalties up to three times the
profits	made or losses avoided, criminal fines, and jail sentences.

5. PROCEDURES WITH REGARD TO DISSEMINATION OF INFORMATION

5.1 Portfolio Activities

Access Persons are prohibited from revealing information relating to current or anticipated investment intentions, portfolio transactions, or activities of Portfolios except to persons whose responsibilities require knowledge of the information.

5.2 Marketing and Promotional Activities

Access Persons are reminded that oral and written statements, including those made to clients, prospective clients, their representatives, or the media must be professional, accurate, balanced, and not misleading in any way. Employees are reminded to review the Advertising section of the “Navellier & Associates, Inc. Policies and Procedures Manual.”

6. CONFIDENTIALITY

All information about Clients (including former clients) must be kept in strict confidence, including the Client’s identity (unless the client consents), financial circumstances, security holdings, and advice provided to the Client. Employees are reminded to review the Privacy section of the “Navellier & Associates, Inc. Policies and Procedures Manual” and the “Navellier & Associates, Inc. Privacy Policy.”

7. REPORTING VIOLATIONS

All Access Persons are required to report violations of the firm’s Code promptly to the Chief Compliance Officer.

a)	Confidentiality: All reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports may not be submitted anonymously.
b)	Alternate Designee: The Compliance Analyst is designated as the alternate person to whom employees may report violations.
c)	Types of Reporting: The types of violation reporting includes, but is not limited to, noncompliance with applicable laws, rules, and regulations; fraud or illegal acts involving any aspect of the firm’s business; material misstatements in regulatory filings, internal books and records, clients’ records or reports; activity that is harmful to clients including fund shareholders; and deviations for required controls and procedures that safeguard clients and the firm.
d)	Access Persons are required to report “apparent” or “suspected” violations in addition to actual or known violations of the Code.
e)	Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

8. COMPLIANCE DEPARTMENT

a)	Navellier’s Compliance Department shall be responsible for implementation of this Code of Ethics.
b)	The Chief Compliance Officer will review the adequacy of the Code at least annually and the effectiveness of its implementation.
c)	The Compliance Department shall provide the management of Navellier with such reports that are required herein or that are requested by management.
d)	The Compliance Department shall review the Transactions Reports quarterly and, at least annually, the Personal Holdings Report.
e)	An annual report shall be provided to the Board of Directors of Navellier certifying that except as specifically disclosed by the Compliance Department, the Compliance Department knows of no violation of this Code.
f)	The Chief Compliance Officer shall have authority to impose sanctions for violations of this Code. Such sanctions may include, without limitation, a letter of censure, suspension or termination of employment; payroll reduction; demotion; forfeiture of profits; forfeiture of personal trading privileges; forfeiture of gifts; or any other penalty the Chief Compliance Officer deems to be appropriate.

9. ANNUAL REPORT TO BOARD OF DIRECTORS

The Chief Compliance Officer shall prepare an annual report to the Board of Directors that:

a)	Summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;
b)	Identifies any violations requiring significant remedial action during the past year; and

c)	Identifies any recommended changes in existing restrictions or procedures based upon Navellier’s experience under the Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

10. IMPLEMENTATION

9.1 Forms

The Compliance Department is authorized to prepare written forms for use in implementing this Code. Such forms shall be attached as an Appendix to this Code and shall be disseminated to all individuals subject to the Code.

9.2 Exceptions

Exceptions to the requirements of this Code shall rarely, if ever, be granted. However, the Compliance Department shall have authority to grant exceptions on a case-by-case basis. Any exceptions granted must be in writing and reported to the Board of Directors.

EXHIBIT 1: NAVELLIER PERSONAL TRADING PRE-CLEARANCE FORM

Pursuant to Section 204A, Rule 17j-1 the following Personal Trading Procedures are required of all Navellier personnel.

1)	All securities transactions by Navellier personnel must be approved in writing prior to such transactions being effected. In the event that an employee is out of the office, a verbal approval may be given to the employee that is documented by the supervisor. Written approvals will be documented and retained on the premises.
2)	Past and present policy has been that all Navellier personnel are required to submit a report (monthly statement) or confirmation of securities transactions within 30 days of such transaction.
3)	Past and present policy has been that securities transaction reports for all personnel engaging in such transactions are reviewed on a quarterly basis by the Compliance Department.
4)	Employees are required to confirm that they have reported all securities transactions over the past twelve-month period annually in January.
5)	Employees will be denied requests to purchase securities that Navellier may be accumulating for the benefit of client accounts. Employees will be denied requests to sell securities that Navellier is currently selling on behalf of client accounts. Employees are required to be “last in, last out” for any securities held in personal accounts that may have been purchased by the employee after Navellier has completed purchasing the security on behalf of client accounts.
Preclearance of personal securities transactions are limited to trades executed no later than 48 hours after approval by the Compliance Department.

Personal Trading Request Form

Date(s):

Employee Name/Account #:

Security Name:

Symbol:

Quantity:

Buy / Sell

Approved By: _____________________________________________________________

EXHIBIT 2: CERTIFICATION: DISCRETIONARY BROKERAGE ACCOUNTS

Employee:

Account/Brokerage:

Preamble

Except for certain widely held and traded ETFs, Navellier & Associates, Inc.’s Code of Ethics requires pre-authorization for all employee security trades. Some employees wish to hold discretionary trading accounts.

Discretionary accounts are accounts in which an employee has hired another advisor or broker to manage the purchase and sale of securities on a discretionary basis, without any pre-approval requirement from the employee.

The principal conflict of interest involves trade orders communicated by the employee occurring ahead of our clients’ that benefit the employee. In short, front running by our employees. The problems that could arise are violations of our insider trading policy and/or a breach of the fiduciary duty we owe our clients.

These problems may be addressed by (1) requiring that the employee place no orders with the broker and have no influence over any trading activity for each discretionary account; (2) requiring that the employee sign a written certification that he or she placed no trade orders and had no influence over any trading activity for each discretionary account; and, (3) requiring a written certification from the broker that the employee placed no trade orders and had no influence over any trading activity for each discretionary account.

In addition to the certifications, the Compliance Department will closely monitor trading in employee discretionary accounts, and in the event of any suspicious trading activity, will require the employee to immediately close the account. Additional sanctions may be imposed, including termination of employment.

Certification

The undersigned acknowledges that s/he has a discretionary account listed above, and that they have:

1.	Not placed any trade orders for the period in their discretionary account;
2.	Have not influenced in any way any trading activity in their discretionary account for the period; and

3. Otherwise complied with the requirements of the Code of Ethics.
Employee Name (Sign and Print Name)	Date

Broker Certification

The undersigned acknowledges that _________________________________________________ has not placed or influenced any trade orders for the period.

________________________________
Broker Name (Sign and Print Name)

______________
Date

EXHIBIT 3: CERTIFICATION OF NAVELLIER CODE OF ETHICS & COMPLIANCE POLICIES & PROCEDURES MANUAL

Preamble

All Navellier employees are reminded that:

1.	“Advisers are fiduciaries that owe their clients a duty of undivided loyalty.”

2	.	“Codes of ethics	remind employees that they are in a position of trust, which requires them to act at all times with the utmost integrity.”

At the heart of Navellier’s Code of Ethics is the unbendable rule that, apart from the fees we charge, we cannot enrich ourselves at our clients’ expense.

3.	In the SEC’s view, a Code of Ethics protects the reputation of the Adviser and guards against securities laws violations:

“Codes of ethics ultimately protect the interests of both clients and advisers by demanding that advisory personnel perform their duties with complete propriety and do not take advantage of their position.”

Certification – Code of Ethics

The undersigned acknowledges that s/he is an Access Person as defined in Navellier’s Code of Ethics (“COE”), and that they have:

4.	Read, had the opportunity to ask questions about, and understand the COE dated January 2015 and that they are subject to the COE.
5.	Read and understand that “Reportable Funds” include any mutual fund for which Navellier is the adviser or sub-advisor, including those in the 401k Plan.
6.	Complied with all requirements of the COE.
7.	Disclosed and reported all personal securities transactions required to be disclosed and reported pursuant to the requirements of the COE, including without limitation, transactions involving Reportable Funds and discretionary accounts.
8.	No direct or indirect influence or control and no knowledge of any transactions with respect to any blind trusts in which they have a beneficial interest.
9.	Disclosed or reported to the Compliance Department all known violations or apparent violations of the COE by any Navellier employee.
10.	Reported all gifts and entertainment received and given.

Certification – Compliance Policies & Procedures Manual

The undersigned acknowledges that s/he has read and understands Navellier’s Compliance Policies & Procedures Manual and that they have:

1.	Reported to the Compliance Department all websites and personal networking / social sites on which they identify themself as an associate of Navellier as required by the firm’s Social Media Policy.
2.	As a Covered Associate (only applicable to certain employees), reported all political contributions pursuant to the requirements of the COE and Compliance Policies & Procedures Manual.
3.	As a Covered Associate, reported all coordination and solicitations of any person or PAC to make a contribution to officials of government entities and reported all contributions to state or local political parties.
4.	As a Covered Associate, have not done any acts indirectly that would violate the Political Contributions

Policy if done directly.

________________________________
Employee Signature

______________
Date

________________________________
Print Name

EXHIBIT 4: PORTFOLIO CONSULTANT QUARTERLY CERTIFICATION OF ADHERENCE TO GENERAL PRINCIPLES OF NAVELLIER’S CODE OF ETHICS

Preamble

Portfolio consultants are reminded that:

4.	“Advisers are fiduciaries that owe their clients a duty of undivided loyalty.”

5	.	“Codes of ethics	remind employees [and consultants] that they are in a position of trust, which requires them to act at all times with the utmost integrity.”

At the heart of Navellier’s Code of Ethics is the unbendable rule that, apart from the fees we charge, we cannot enrich ourselves at our clients’ expense.

6.	In the SEC’s view, a Code of Ethics protects the reputation of the Adviser and guards against securities laws violations:
“Codes of ethics ultimately protect the interests of both clients and advisers by demanding that advisory personnel perform their duties with complete propriety and do not take advantage of their position.”

Certification

The undersigned acknowledges that s/he:

11.	Has read, had the opportunity to ask questions about, and understands the Code of Ethics dated January 2015.
12.	Has access to information about existing holdings in certain Navellier client managed accounts or Reportable Funds.
13.	Has not engaged and will not engage in personal securities transactions that violate the general principles of

Navellier’s Code of Ethics:

________________________________
Employee Signature

______________
Date

________________________________
Print Name